CERTIFICATE OF AMENDMENT TO
     THE AMENDED CERTIFICATE OF INCORPORATION OF VIRILITEC INDUSTRIES, INC.

                                    * * * * *

      Virilitec Industries, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Company has approved and its Stockholders having a right to vote thereon have ratified a resolution duly amending the amended Certificate of Incorporation of the Company as follows:

            RESOLVED, that the stockholders consider and vote upon a proposal to amend the Company's amended Certificate of Incorporation changing its name to ROO Group, Inc.

      SECOND: That the amended Article FIRST of the amended Certificate of Incorporation shall read as follows:

            "FIRST: The name of the corporation (herinafter referred to as the "Corporation") is ROO Group, Inc."

      THIRD: That a majority of the Company's Stockholders have approved the amendment to the amended Certificate of Incorporation (the "Amendment") by action by written consent without a meeting pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware (the "GCL").

      FOURTH: That the capital of the Company shall not be reduced under or by reason of asaid Amendment.


      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Robert Petty, its President, this 8th day of January, 2004.


                                             By: /s/ Robert Petty
                                                --------------------------------
                                                Robert Petty, President